Exhibit 1.2

Pricing Agreement

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

As Representatives of the several

Underwriters named in Schedule I hereto

November 14, 2005

Ladies and Gentlemen:

San Diego Gas & Electric Company, a California corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated November 14, 2005 (the “Underwriting Agreement”) between the Company on the one hand and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the First Mortgage Bonds specified in Schedule II hereto (the “Designated Bonds”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Bonds which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Bonds pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Bonds, in the form heretofore delivered to you is now proposed to be filed with the Commission.

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Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Bonds set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and for each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, on the one hand, and the Company, on the other hand. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

San Diego Gas & Electric Company

By:	/s/ Joan T. Jones
Name: Joan T. Jones
Title: Vice President and Treasurer

Accepted as of the date hereof:

Deutsche Bank Securities Inc.

By:	/s/ Charles W. Chigas
Name: Charles W. Chigas
Title: Managing Director

By:	/s/ Ben Smilchensky
Name: Ben Smilchensky
Title: Managing Director

J.P. Morgan Securities Inc.

By:	/s/ Robert Bottamedi
Name: Robert Bottamedi
Title: Vice President

On behalf of each of the Underwriters

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SCHEDULE I

Underwriter	Principal Amount of Designated Bonds to be Purchased
Deutsche Bank Securities Inc.	$115,000,000
J.P. Morgan Securities Inc.	115,000,000
The Williams Capital Group, L.P.	10,000,000
Loop Capital Markets, LLC	10,000,000

Total	$250,000,000

Schedule I-1

SCHEDULE II

Title of Designated Bonds:

5.30% First Mortgage Bonds, Series CCC, due 2015

Aggregate principal amount:

$250,000,000

Price to Public:

99.801% of the principal amount of the Designated Bonds

Purchase Price by Underwriters:

99.151% of the principal amount of the Designated Bonds

Form of Designated Bonds:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10:00 a.m. (New York City time), November 17, 2005

Indenture:

Indenture dated July 1, 1940, as amended and supplemented to date, including the Supplemental Indenture dated as of November 17, 2005, between the Company and U.S. Bank National Association, as successor trustee

Maturity:

November 15, 2015

Interest Rate:

5.30%

Schedule II-1

Interest Payment Dates:

May 15 and November 15, commencing May 15, 2006

Redemption Provisions:

The Designated Bonds may be redeemed, in whole or in part, at the option of the Company, at any time or from time to time on the terms and subject to the conditions set forth in the final prospectus supplement dated November 14, 2005, relating to the Designated Bonds.

Sinking Fund Provisions:

No sinking fund provisions

Floating rate provisions:

Not applicable

Adjustable rate provisions:

Not applicable

Closing location for delivery of Designated Bonds:

Latham & Watkins LLP

633 West Fifth Street

Los Angeles, California 90071

Additional Closing Conditions:

Not applicable

Names and addresses of Representatives:

Designated Representatives:

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

Address for Notices, etc.:

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention: Debt Capital Markets

212.797.5171 (FAX)

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Attention: High Grade Syndicate Desk

8th Floor, 212.834.6081 (FAX)

Schedule II-2